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                                                                   Exhibit 10.10

              CLAIMSNET.COM INC. DEVELOPMENT AND SERVICES AGREEMENT



         This Agreement, made as of this 27th day of October, 1999 (the "Effective Date"), by and between Claimsnet.com inc., a Delaware corporation (the "Company") having its principal place of business in Dallas, Texas, and McKesson HBOC, Inc., a Delaware corporation (the "Customer"), having its principal place of business in San Francisco, California, but whose relevant business unit has a principal place of business in Dubuque, Iowa.

                               W I T N E S S E T H

         WHEREAS, Customer has an existing proprietary EDI system (the McKesson EDI system or "MIE") permitting certain claims processing and other services.

         WHEREAS, Company has developed an existing Internet EDI offering (its Services.now product) with a Web interface (collectively, the "Existing Company Product"), which Company believes Company may readily adapt to integrate with and be adapted to become Customer's MIE system.

         WHEREAS, Customer desires to provide an E-commerce solution that may be sold directly by its general sales force, including, without limitation, through sales to small physician offices with independent practice management systems, and believes that integrating and customizing the Existing Company Product with Customer's MIE offering, with a short implementation time, will allow Customer to roll out its product offering in a timely fashion to take advantage of an opportunity in the market.

         WHEREAS, Company will therefore provide development, customization, electronic claims processing and other services to the Customer in accordance with this Agreement

         NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

                                    SECTION 1

                                   Definitions

         "Acceptance" shall mean either of the following: (1) Customer's delivery to Company of a written notice of Acceptance of the Modifications in Final Form; (2) Customer's commencement of "Live" Processing using the Modifications in Final Form.

         "Acceptance Criteria" shall mean the following: (1) The Modifications conform to the Design Specifications; and (2) the Modifications will successfully provide seamlessly integrated services, and when installed on the applicable Hardware will successfully perform in accordance with all service levels specified in Design Specifications set forth on Exhibit A.



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         "Acceptance Testing Period" shall mean the period commencing upon
Customer's receipt of the Modifications in Final Form and ending 60 days thereafter or upon Live Processing, whichever is earlier.

         "Acceptance Testing Procedures" shall mean testing procedures to be performed by Customer for the purpose of establishing that the Modifications in Final Form (as integrated with Customer's MIE software and installed on the Hardware) conform to the Acceptance Criteria.

         "Additional Term" shall mean any period of extension or renewal of this Agreement after the Initial Term pursuant to Section 8.1 of this Agreement.

         "Affiliate" of a Party means any entity that controls, is controlled by, or is under common control with such Party or its Affiliates.

         "Agreement" shall mean this Development and Services Agreement, including all exhibits and Schedules hereto, as the same may be amended or supplemented from time to time.

         "Business Day" shall mean any day that is not a Saturday, Sunday, legal holiday or other day on which national banks are authorized or obligated by law or executive order to close.

         "Confidential Information" shall mean all source code, related documentation, support materials and any confidential instructional and training materials, customer lists, data reports, Financial Statements, interpretations, forecasts and audit reports, as well as information concerning Company or the Customer, which is not available to the general public and which has been provided by one Party to another Party in connection with the services offered under this agreement.

         "Final Form," as in "Modifications in Final Form," shall mean an entire set of Modifications delivered or deliverable to Customer and indicated by Company to be ready for Acceptance Testing Procedures.

         "Hardware" shall mean the servers and other hardware described in the Design Specifications and provided by Company for hosting the Web site and providing the Services as described in this Agreement.

         "Initial Term" shall mean the original term of this Agreement as set forth in Section 8.1 of this Agreement.

         "Interim Testing Period" shall mean the period commencing upon Customer's receipt of Sub-Milestone Deliveries and ending upon delivery of the Modifications in Final Form.

         "Interim Testing Procedures" shall mean tests, trial runs, temporary use guidelines, or other procedures agreed by Company and Customer with respect to Sub-Milestone Deliveries of the Modifications.

         "Live Processing" shall mean the first day upon which the Modifications in Final Form are brought fully on-line and used to process transactions for Customer and Customer's clients. Live Processing shall not be deemed to occur prior to Acceptance, however, if such transactions


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are processed primarily for testing purposes or if Customer, upon written notice to Company, commences operation with the Modifications while testing is still in progress or while deficiencies that provide a basis for rejection are still being corrected.

         "Modifications" shall mean changes, additions, or corrections made by Company to Existing Company Product pursuant to this Agreement. Where possible, Modifications shall be divided into separately defined and deliverable development projects, each of which is treated independently for purposes of design and development, testing, acceptance, warranty, and payment terms under and pursuant to this Agreement. Unless otherwise indicated, "Modifications" may refer to any combination of Sub-Milestone Deliveries, Modifications in Test Form, or Modifications in Final Form.

         "Parties" shall mean Company and the Customer. "Party" shall mean Company or the Customer.

         "Person" shall mean any natural person, corporation (including business, municipal, or not-for-profit corporation), trustee, executor, administrator or other personal representative constituting a separate person as a matter of law, business trust, limited liability company, general or limited partnership, joint venture, unincorporated association, joint stock company, or other entity of any kind and any government, including any agency, political subdivision, or instrumentality of any government.

         "Program Error" shall mean any deviations in the Modifications from (1) the Design Specifications; (2) any specifications that are mutually agreed upon by the Parties; or (3) commonly accepted standards for normal and correct operation of computer programs, such as any cases where the Modifications in Final Form abnormally cease functioning, produce incorrect or misleading information, or erroneously interprets information given to it.

         "Services" shall mean the electronic claims processing, hosting, support and maintenance services to be provided in accordance with this Agreement.

         "Sub-milestone Deliveries" shall mean separately defined and deliverable portions of the Modifications, as indicated in the Design Specifications.

         "Term" shall mean the period commencing on the Effective Date during which this Agreement shall remain in full force and effect, and ending on the Termination Date.

         "Termination Date" shall mean the date that this Agreement expires pursuant to its terms or is terminated pursuant to Section 8 of this Agreement.

         "Test Form," as in "Modifications in Test Form," shall mean Sub-Milestone Deliveries or Modifications delivered or deliverable to Customer prior to Company's indication that an entire set of Modifications is complete and ready for Acceptance Testing Procedures.

         "Testing Period" shall mean the combination of the Interim Testing Period and the Acceptance Testing Period.



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         "Testing Procedures" shall mean the combination of the Interim Testing
Procedures and the Acceptance Testing Procedures.

         "Transaction" shall mean the transmission of business information between two or more parties by means, in whole or in part, of electronic data interchange. Transactions may be transmitted singly or in groups and may be delivered in real-time or in periodic cycles during which transactions are aggregated and transmitted in a batch. Types of Transactions shall include, without limitation, paper or electronic physician or dental Claims, Eligibility Query and Responses, Electronic Remittance Advices, Encounters, Referrals, Claim Status Messages, Patient Statements and Enrollments.

                                    SECTION 2

             Development Services By Company, Testing and Acceptance

         2.1 Development Of The Modifications in Final Form. As more specifically described in the design specifications set forth as Exhibit A (the "Design Specifications") and incorporated herein by this reference, Company shall convert the Existing Company Product to the MIE system with a unique look and feel approved by Customer, including graphical changes and content provided or approved by Customer.

         As provided more specifically in the Design Specifications, the front-end Web site shall consist of a "public" site for basic information and registration of the service, and a "private" site for actual transaction processing, secured through digital certification provided by Company and its software.

         2.2 Development Timetable. Company shall provide its development and customization services in accordance with the milestone delivery schedule set forth as attached Exhibit B (the "Milestone Schedule"). Company agrees that time is of the essence in this Agreement and represents and warrants to Customer that, conditioned upon receiving timely feedback and cooperation from Customer, Company has the resources committed to this project to permit it to perform its services and to customize and deliver the software in accordance with the Milestone Schedule.

         2.3 Cooperation During Initial Development Phase. The Parties agree that they shall cooperate in good faith and provide timely feedback to permit rapid development and deployment of the Modifications in Final Form as set forth in the Milestone Schedule. To further that cooperation, each Party agrees that within 10 business days of the execution of this agreement that party shall designate an individual in writing to the other Party who shall be responsible for coordinating the design, development and approval process in connection with the development and deployment of the Modifications.

         2.4 Testing and Acceptance. During the Testing Period and prior to Acceptance, customer may install, execute, and test the Modifications subject to any agreed guidelines provided in the Interim Testing Procedures. Until Acceptance of the Modifications in Final Form, however, the Modifications are subject to further testing and development, and Customer's use of such Modifications are at Customer's risk. Company shall make good faith efforts to test Sub-Milestone Deliveries prior to delivery, but until Acceptance, Company gives


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no assurance that the Modifications have been tested, are error free, or will perform in the prescribed manner in accordance with the Design Specifications. During the Testing Period, Customer and Company shall cooperate to perform the Testing Procedures and report the results to the other Party. Company will provide to Customer, its representatives, and its consultants (if applicable) such documentation and assistance as may be reasonably required by Customer to perform any Testing Procedures. If Customer determines during the Testing Period that the Modifications do not conform to applicable Design Specifications, or otherwise demonstrate errors, Customer shall notify Company the nature and specifics of the non-conformity. Company shall use all reasonable efforts to correct or modify the Modifications so that they conform to the Design Specifications, operate without error, and otherwise qualify for Acceptance.

         2.5 Notice of Acceptance or Non-Conformity. Upon satisfactory completion of the Acceptance Testing Procedures after delivery of the Modifications in Final Form, Customer shall issue to Company a notice of Acceptance pertaining to the Modifications. If Customer determines that at any time during the Acceptance Testing Period that the Modifications in Final Form fail to qualify for Acceptance, Customer shall notify Company of the nature and specifics of the non-conformity. If Customer notifies Company as to any such non-conformity and does not provide its Acceptance of the Modifications by the end of the Acceptance Testing Period set forth in the Milestone Schedule, and the Parties do not agree on an extension of the Acceptance Testing Period to permit further correction or modification of the Modifications by Company, or if Customer otherwise reasonably determines that the Modifications will not qualify for Acceptance despite Company's efforts, Customer shall be entitled to terminate all further efforts relating to such Modifications, shall return all Company Confidential Information, including such Modifications and all related documents, to Company, and shall terminate this Agreement immediately.

         2.6 License. During the Term of this Agreement, Customer shall have a license to use the Modifications in Final Form and derivative works thereof in connection with providing the Services to end user customers. Customer may not grant licenses of sublicenses to the Modifications of the Company Existing Product to any party.

         The Modifications performed by the Company for the customer pertaining to (i) user interface as outlined in the Design Specifications (Exhibit A) as of the date hereof and (ii) any Confidential Information of Customer, shall be the sole and exclusive property of, and title thereto shall be fully vested in and held by, the Customer. Company agrees to cooperate reasonably to implement Modifications requested by Customer, provided that Company is not hereby required to perform any such Modification except as otherwise provided under this or any other written agreement between the parties. Except as set forth in
Section 8.4, all remaining portions of the Modifications, including those in the specific processing engine, including, but not limited to, real-time editing of claims, system interface software from the practice management systems into the processing engine, installation services including mapping technologies, shall be the sole and exclusive property of, and the title thereto shall be fully vested in and held by, the Company.

         2.7 Future Development Phases. In addition to the development and delivery of the Modifications in Final Form, Company, upon receipt of a detailed design specification from



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Customer, agrees to develop, for mutually agreed fees, the Phase II (Integration with Physician Office Manager) and Phase III (Seamless Integration with
Physician Office Manager) tasks described generally in the Design
Specifications. For one year from the Effective Date, Company agrees not to enter into any transaction or agreement that it reasonably believes would interfere with or prevent it from performing the Phase II and Phase III development tasks described.

                                    SECTION 3

                           Ongoing Services by Company

         3.1 Ongoing Services. During the Term of this Agreement, Company shall provide the services more specifically described on Exhibit C attached to this Agreement, including without limitation, claims processing services from a site selected by Customer, together with providing all necessary hardware and software to permit hosting of the Public Site, Private Site and processing system as more specifically described in the Design Specification attached as Exhibit A.

         3.2 Maintenance And Support. As more specifically described in Exhibit D ("Support and Maintenance Agreement"), which is hereby incorporated by this reference, Company agrees to provide maintenance services to Customer consisting of delivery on a periodic basis of all releases improving the functionality or features of, or correcting errors in, the Existing Company Product to the extent licensed hereunder, its successors or similar software provided as part of the Modifications. Company agrees that it shall provide Customer with such enhancements or improvements in a timely fashion to permit Customer's site to incorporate any such enhancements or improvements at the same time or within 90 days after the earlier of launch by other customers of Company or of Company's incorporation of them as part of the Existing Company Product, its successors or similar software. As set forth in the Support and Maintenance Agreement, Company shall provide first level and second level support for all of Customer's users and customers. At the reasonable request of Company, Customer shall make available in an appropriate place on the Web site reasonably selected by Customer, information or instructions that may assist end-user customers of Customer in extraction of claims files from various systems and format information. If Customer designates that the Hardware shall be located at Customer's facility, Customer shall pay the reasonable increases in support and maintenance costs caused by Customer's designation of a location separate from other hardware maintained by Company or its designee.

         In the event that that Customer determines to locate the Hardware at any facility other than a facility designated by Company, Customer (A) shall indemnify, defend and hold harmless Company, and each of the respective employees, officers and directors of Company, for and against all expenses and costs, including, but not limited to, reasonable attorneys fees, judgments, penalties and other payments in settlement or other disposition, in connection with any claim or controversy brought or asserted by a third party in any type of claim or proceeding relating to any Services rendered by means of the Hardware located at such facility and the performance thereof and (B) waive all warranties and covenants of Company with respect to the proper performance of the Existing Company Product and the Modifications on such Hardware unless and until such Hardware is approved by Company.



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         3.3 Marketing Plan. On or before the Live Processing date, Company and
Customer shall agree on a Marketing Plan to be attached as Exhibit E to this Agreement.

         3.4 Source Code Escrow. On or prior to the Live Processing date, Company and Customer shall enter into the Source Code Escrow Agreement attached to this Agreement as Exhibit F, permitting access by Customer or its Consultants to the source code for the Modifications in Final Form in the event Company breaches its obligations to provide maintenance and support, or to correct errors, or in the event the Company becomes insolvent, files for or is subject to any insolvency or bankruptcy proceeding, makes an assignment for the benefit of creditors, or is subject to receivership, conservatorship or liquidation.

                                    SECTION 4

                                      Fees

         Customer shall pay to Company the following fees, in accordance with this Agreement:

         4.1 Development Fee. In return for Company's development of the Modifications in Final Form, Customer shall pay Company a fee of $1,035,000 in installments as provided in the Milestone Schedule attached as Exhibit B, upon approval of the applicable milestone deliverables, including final Acceptance.

         4.2 Software and Site Licensing Fee. In return for Company's licensing of the Modifications in Final Form, hosting the Web site at a facility designated by Customer (if applicable), and providing the Hardware (if applicable), Customer shall pay Company $3,500,000, divided into two installments of $1,166,666.66 each and a final installment of $1,166,666.67 payable respectively (1) within 30 days of the commencement of Live Processing;
(2) and on the first and second anniversaries thereof.

         4.3 Monthly Subscription Fee. In return for Company's obligation to provide all processing hardware and software maintenance and upgrades, including payor edits, hosting hardware and system upgrades, and for providing the other maintenance services set forth in the Maintenance and Support Agreement, Customer shall pay Company a monthly subscription fee of $52,500 (a "Monthly Fee"). This Monthly Fee shall be payable upon the commencement of Live Processing and monthly thereafter during the term of this Agreement. Payment shall be due within 30 days of invoice.

         4.4 Transaction Fees. In addition to the other fees set forth in this Agreement, in return for Company's providing the Services, Customer shall pay a transaction fee of $.15 per HCFA, $.15 per paper claim, $.05 per remittance advice, and $.15 per statement (where Company has provided mapping and translation prior to submission to Customer) as more specifically described in Exhibit C, "Continuing Services to be Provided."

         4.5 Customer support. As described in, and in return for the customer support services described in the Support and Maintenance Agreement attached as Exhibit D, Customer shall pay Company a claim processing set up fee of $150, and a statement processing set-up fee of $150 and may charge such set-up fees it sets for the end user customers. All as more specifically described in the Support and Maintenance Agreement, the Parties contemplate that



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Customer will provide first level phone consultation for end user customers using its Physician Office Manager product, and Company will be responsible for initial telephone support of other end user customers during the hours of 8:00 a.m. to 8:00 p.m. Eastern Time, for which Company may bill Customer an incident fee/telephone of $60. Company shall provide free telephone support for 30 days from the date an account is ready for production.

         4.6 Most Favored Pricing. Notwithstanding sections 4.2, 4.3, 4.4, and
4.5 of this Agreement, if during the term of this Agreement Company provides substantially similar services to a third party at more favorable pricing, Company shall reduce the price of the relevant services to Customer to ensure that Customer shall receive a price as least as favorable as any other customer of Company's, taking into account relevant volume and service requirements.

                                    SECTION 5

                         Representations and Warranties

         5.1 Representations and Warranties of Customer. Customer hereby represents and warrants to Company as follows: Customer has all requisite corporate power and authority to enter into, adopt and perform all of its obligations under this Agreement and all Schedules and Exhibits hereto. The execution, adoption and delivery of this Agreement (including all Schedules and Exhibits hereto), have been duly and validly authorized by all necessary corporate action on the part of Customer, and upon execution and delivery by the other parties hereto and thereto, such agreements will constitute legal, valid and binding obligations of Customer, enforceable against it in accordance with their respective terms, subject as to enforceability, to bankruptcy, insolvency, conservatorship, receivership and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         5.2 Representations and Warranties of Company. Company hereby represents and warrants to Customer as follows: Company has all requisite corporate power and authority to enter into, adopt and perform all of its obligations under this Agreement and all Exhibits and Schedules hereto. The execution, adoption and delivery of this Agreement (including all Exhibits and Schedules hereto), have been duly and validly authorized by all necessary corporate action on the part of Company, and upon execution and delivery by the other parties hereto and thereto, such agreements will constitute legal, valid and binding obligations of Company, enforceable against it in accordance with their respective terms, subject as to enforceability, to bankruptcy, insolvency, conservatorship, receivership and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. Company has all necessary rights to its Existing Company Product to permit it to enter into this Agreement and modify that software to create the Modifications in Final Form, and has not entered into any agreement inconsistent with its grant of rights and performance of its obligations herein. Except for the content of the Web sites contributed by Customer, the Modifications in Final Form shall not infringe the intellectual property, contract, or other rights of any third party, and Company will not grant any rights to any portion of the Modifications in Final Form that are inconsistent with the rights granted to Customer under this Agreement. The Modifications in Final Form shall be free from Program Errors, including without limitation date problems known commonly as "Y2K" problems, and will operate in accordance with the Design Specifications. The Modifications in Final Form and all interim deliverables and the media on which they are


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delivered shall be free from viruses, undocumented features known as "Easter eggs", or other harmful or dangerous programs. At Customer's request, Company will promptly investigate and use best efforts to correct all significant Program Errors reported by Customer and will deliver to Customer, at no additional charge to Customer and as soon as practicable, an avoidance procedure or work-around to solve or avoid any significant Program Error until a correction is achieved. Company will continue to use its best efforts to develop a correction for any material Program Error and when a correction is achieved, Company will deliver to Customer all modifications necessary to implement this correction. The Hardware and any other media delivered to Customer (or to any entity providing hosting services at Customer's direction) by Company (or by third party's at Company's direction) shall operate free from errors of workmanship for 180 days from the date of its delivery. In addition to its obligations under section 7.1 below, if any third party receives a binding determination from a competent authority limiting Customer's right to use the Modifications in Final Form because of any claimed intellectual property or contract right to any portion of the Modification in Final Form, contrary to Company's representations and warranties herein, and such determination is not removed or stayed within thirty (30) days, Company shall be obligated, at Company's sole expense either to modify the Modification in Final Form to eliminate the claimed problem or to obtain a license to the necessary rights for Customer from the third party claiming an interest.

                                    SECTION 6

                            Confidential Information

         6.1 Preservation of Confidential Information. During the Term of this Agreement, both Parties may be exposed to the Confidential Information of the other party, and each of them agrees to preserve this Confidential Information as confidential, and agrees to use at least the same level of safeguards and protection to preserve this Confidential Information as it uses to protect its own Confidential Information; provided that Confidential Information may be disclosed as required by clearly applicable law, rules, regulations or judicial, administrative or similar process, including, without limitation, the requirements of the Federal securities laws and the rules and regulations thereunder, after seeking protective orders or other similar means to prevent public disclosure and after notice to the other party with an opportunity for the other party to seek an injunction to avoid such disclosure. Upon Customer's request, Company shall execute any further documents reasonably necessary to protect transactional information and other confidential information of Customer's clients and customers.

         6.2 Return or Destruction of Confidential Information on Termination. Upon expiration or termination of this Agreement, any written Confidential Information originally provided by one of the Parties (including all copies thereof and extracts therefrom) still in the possession of the other Party, its agents, employees and representatives, will be returned to the Party originally providing such Confidential Information promptly upon written request of the originating Party. Any written Confidential Information not so requested, any oral Confidential Information, and any joint Confidential Information about the Parties, obtained or created by the Parties will be either held and kept confidential by the Parties hereto or destroyed.

         6.3 Press Releases and Public Announcements. Company agrees not to make any public announcement or press release regarding this Agreement, the product to be developed


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under this Agreement or the products to be offered by Customer without the prior written consent of Customer, which consent will not be unreasonably withheld. Except as required by clearly applicable law, rules, regulations or judicial, administrative or similar process, including, without limitation, the requirements of the Federal securities laws and the rules and regulations thereunder, and after seeking protective orders or other similar means to prevent public disclosure and after notice to Customer with an opportunity for Customer to seek an injunction to avoid such disclosure, Company shall not disclose the terms of this Agreement.

         6.4 Non-Solicitation. Each Party hereby agrees that for the term commencing on the date hereof and terminating on the date which is one year following the date of termination of this Agreement it shall not employ, solicit for employment, or retain, or cause others to employ, solicit or retain, any employee of the other Party hereto.

                                    SECTION 7

                                 Indemnification

         7.1 Indemnification. Each of the parties hereto (the "Indemnifying Party") shall indemnify, defend and hold harmless the other party hereto. and each of the respective employees, officers and directors of such other party hereto ("Indemnified Parties") for and against all reasonable expenses and reasonable costs, including, but not limited to, reasonable attorneys fees, judgments, penalties and other payments in settlement or other disposition, in connection with (1) any claim or controversy brought or asserted by a third party in any type of claim or proceeding relating to this Agreement and its performance to the extent allowable by law, other than any claims or controversies brought or asserted solely because of any willful acts or omissions of the Indemnified Parties; and (2) any claim or controversy arising out of breach or claimed breach of the Indemnifying Party's representations or warranties under this Agreement.

         7.2 Notification. Promptly after receipt by an Indemnified Party of notice of any threatened or commenced claim or proceeding, the Indemnified Parties shall so notify the Indemnifying Party in writing; provided, however, that unless materially prejudicial to the defense of such action, the omission to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability which it may have to the Indemnified Party otherwise than under this Section. The Indemnifying Party shall be entitled to participate in the defense of such action, and may assume the defense thereof with counsel satisfactory to such Indemnified Party (which consent shall not be unreasonably withheld); provided, however, that the Indemnified Party shall be entitled to participate in any such action with counsel of its own choice at the expense of the Indemnifying Party if, in the good faith judgment of the Indemnified Party's counsel, representation by Indemnifying Party's counsel may present a conflict of interest or that there may be defenses available to the Indemnified Party which are different from or in addition to those available to Indemnifying Party. If Indemnifying Party assumes the defense of such action in accordance with the preceding sentence and subject thereto, Indemnifying Party shall not be liable to such Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the defense of such claim or proceeding, other than reasonable costs of investigation and review and approval of any settlement. If Indemnifying Party shall not assume the defense of any such action, the Indemnified Party may defend against such action in such manner as it may deem appropriate, at the expense of Indemnifying Party-,



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provided that an Indemnified Party shall not settle any action which would give rise to Indemnifying Party's liability under this indemnity without the prior written consent of Indemnifying Party, which consent shall not be unreasonably withheld. Indemnifying Party shall not, without the prior written consent of each Indemnified Party that is not released as described in this sentence, settle or compromise any action, or permit a default or consent to the entry of judgment or otherwise seek to terminate any pending or threatened action, in respect of which indemnity may be sought hereunder (whether or not any Indemnified Party is a party thereto), unless (A) such settlement, compromise, consent or termination includes an unconditional release of each indemnified party from all liability in respect of such action and (B) such settlement, compromise, consent or termination is solely for money damages.

         7.3 Reimbursement. Subject to Section 7.2, Indemnifying Party shall reimburse the Indemnified Parties for all reasonable costs and expenses incurred with respect to any claim or threatened claim described in Section 7.1 as such costs and expenses are incurred. All claims for reimbursement for such costs and expenses shall be paid within 10 days of the Indemnified Party furnishing to Indemnifying Party written evidence of any costs or expenses incurred by the Indemnified Party, which evidence may be in the form, among other things, of a canceled check or receipt. Any such request for reimbursement by the Indemnified Party shall be made no more frequently than at 30-day intervals.

                                    SECTION 8

                              Term and Termination

         8.1 Term and Termination of Agreement. The Initial Term of this Agreement shall commence on the Effective Date and continue until the third anniversary of the commencement of Live Processing. In the event that this Agreement is not sooner terminated as provided for herein, upon the expiration of the Initial Term, Customer may renew this Agreement for up to two additional one year periods, commencing on the third and fourth anniversaries of Live Processing (each, an "Additional Term") provided that it continues to pay the Monthly Fee as provided in Section 4.3.

         8.2 Termination. This Agreement may be terminated by either Party for a material breach of this Agreement, which is not cured within 30 days after written notice of the breach. In the event of termination, Company shall return the proportionate amount of any remaining maintenance and support fees attributable to any time after the termination date. Either Party may terminate this Agreement immediately in the event the other Party becomes insolvent in that its liabilities exceed its assets, is adjudicated insolvent, files for or is subject to any insolvency or bankruptcy proceeding, makes an assignment for the benefit of creditors prior to bankruptcy or is subject to receivership, conservatorship or liquidation. In the event Company proposes to (1) sell all or substantially all of its assets, or (2) be acquired, merged into another entity or otherwise undergo a change in ownership and control such that the holders of the Company's voting securities prior to the transaction hold less than fifty percent (50%) of the total voting power represented by the voting securities of the surviving or successor corporation or entity immediately following such transaction, the Company shall promptly deliver to Customer a notice of such proposed transaction, which notice shall specify that it is a notice pursuant to this Section 8.2 and shall identify the purchaser or purchasers of such assets or other party or parties to such transaction. Within twenty (20) days after the delivery of such notice to Customer, Customer shall deliver to Company a notice which shall either (i) consent to such transaction or (ii) advise Company of Customer's intention to terminate this Agreement in the event of the consummation of such sale of assets or such transaction. In the event that Customer shall fail to deliver such notice to Company within such twenty (20) day period, Customer shall be deemed to have delivered such notice to Company to the effect of clause (i) in the immediately preceding sentence. In the event that Customer shall deliver to Company such notice within such period to the effect of clause (ii) of the second preceding sentence, upon the consummation of such asset sale or transaction, this Agreement shall terminate. Upon such termination, at Customer's request, Company shall continue to provide services under this Agreement for an additional period of up to twelve months in return for the fees payable under this Agreement, prorated for such time period. Customer may terminate its subscription pursuant to this Agreement by (A) delivering to Company at any point after the first anniversary of the Live Processing date notice of such termination, which notice shall become effective one hundred twenty (120) days following such date of notice and (B) by paying to Company all Monthly Fees through the date of such termination and all license fees then remaining under this Agreement.

         8.3 Survival. In the event a Party gives notice of termination of this Agreement pursuant to Section 8.1 hereof, this Agreement shall become void and have no effect, except that (i) the provisions relating to the confidentiality, indemnification, the payment of any outstanding amounts hereof and future competition, respectively, shall survive any such termination and (ii) any termination shall not relieve any party from any liability that may arise from a breach of the terms of this Agreement or otherwise.

         8.4 Future Competition. Notwithstanding any other provision of this Agreement, including without limitation, the confidentiality provisions of
Section 6, the Parties agree that nothing in this Agreement prevents Customer from developing or deploying any other Web-based claims processing service or other EDI service, even one which competes with the Existing Company Product and which has similar functionality and a similar look and feel, but Customer is prohibited from directly incorporating any of Company's Confidential Information to create such service. Modifications which, pursuant to Section 2.6, are the property of Customer shall be deemed to not contain any of Company's Confidential Information.

         8.5 Payment of Fees. As soon as practicable after the Termination Date (but not later than 30 days thereafter), each Party shall pay to the other any fees or other payments due pursuant to the Agreement or otherwise in connection with the Program.

                                    SECTION 9

                                    Amendment

         9.1 Complete Agreement. This Agreement (including the Exhibits and Schedules hereto) expresses the entire agreement of the Parties with respect to the subject matter hereof, and supersedes all prior agreements, written or oral, with respect to such subject matter. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the Parties hereto and their respective successors and assigns, any rights, remedies, obligations or liabilities.

         9.2 Amendment. This Agreement may be amended or supplemented (including by adding or amending the Exhibits and Schedules hereto) at any time by mutual agreement of the Parties hereto. Any such amendment or supplement must be in writing and executed by the Parties' duly authorized officers.

                                   SECTION 10

                                  Miscellaneous

         10.1 Notices. Any notices required or permitted to be given to any Party in connection with this Agreement shall be in writing, shall be deemed delivered when received and sufficient if delivered personally; deemed delivered the next Business Day if sent by Federal Express or similar overnight courier service for next Business Day delivery; shall be effective if delivered during the Business Day by telecopier or similar means with written confirmation of receipt during business hours (or, otherwise, effective the next Business Day); or deemed delivered and effective three Business Days after deposit in first class mail, Express Mail, or registered or certified mail, postage prepaid, addressed as follows:

If to Company:                         If to Customer:

  Claimsnet.com inc.                      McKesson HBOC, Inc.
  12801 N. Central Expressway             One Post Street
  Suite 1515                              San Francisco, California  94104-5296
  Dallas, Texas 75243                     Fax:  (415) 983-8826
  Fax:  (972) 458-1737
                                          ATTENTION:
  ATTENTION:                              William Dawson
  Terry A. Lee                            Corporate Senior Vice President,
  Executive Vice President                Business Development

 With a copy (which shall not constitute        With a copy (which shall not
 notice) to:                                    constitute notice) to:

 Brock Silverstein, LLC                           McKesson HBOC, Inc.
 800 Third Avenue, 21st Floor                     Law Department
 New York, NY 10022                               One Post Street, 34th Fl.
                                                  San Francisco, CA 94104-5296

ATTENTION:                                        ATTENTION:

Robert Steven Brown, Esq.                         General Counsel
Fax: 212-371-5500                                 Fax:  415-983-9369


         10.2 Assignment. No Party may assign its rights or obligations under this Agreement without the written consent of the other, except that either Party may assign its rights and obligations hereunder to any Affiliate without the consent of the other Party hereto, such consent not to be unreasonably withheld.

         10.3 Further Assurances. The Parties hereto agree to do such further acts and to execute and deliver such additional assignments, agreements, instruments and other documents as may be required to carry into effect the purposes contemplated by this Agreement.

         10.4 No Implied Waivers; Remedies. No failure or delay on the part of either Party in exercising any right, privilege, power, or remedy under this Agreement, and no course of dealing between the Parties shall operate as a waiver of any such right, privilege, power, or remedy; nor shall any single or partial exercise of any right, privilege, power, or remedy under this Agreement preclude any other or further exercise of such right, privilege, power, or remedy or the exercise of any other right, privilege, power or remedy. No waiver shall be asserted against any Party unless signed in writing by such Party. The rights, privileges, powers, and remedies available to the Parties are cumulative and not exclusive of any other rights, privileges, powers, or remedies provided by statute, at law, in equity, or otherwise. Except as provided in this Agreement, no notice to or demand on either Party in any case shall entitle such Party to any other or further notice or demand in any similar or other circumstances or constitute a waiver of the right of the Party giving such notice or making such demand to take any other or further action in any circumstances without notice or demand.

         10.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to agreements made and entirely to be performed within such jurisdiction, without regard to the conflict of laws principles thereof.

         10.6 Headings. The headings contained in this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

         10.7 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         10.8 Warranty; Disclaimer and Limitation of Damages. In no event shall any party be permitted to claim any consequential or special damages, (other than payment of indemnification claims asserted by third parties) notwithstanding their foreseeable disclosure by one party to the other.


                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the Parties hereby have caused this Agreement to be duly executed by their respective officers or authorized agents, and attested by their officers duly authorized, as of the day and year first above written.

                                 CLAIMSNET.COM INC.


                                 By:  /s/ Bo W. Lycke
                                      -------------------------------------
                                      Name:  Bo W. Lycke
                                      Title: Chairman

                                 Attested to:


                                 By:  /s/ Sharon Larkin
                                      -------------------------------------
                                      Name:  Sharon Larkin
                                      Title: Corporate Controller


                                 MCKESSON HBOC, INC.


                                 By:  /s/ William J. Dawson
                                      -------------------------------------
                                      Name:  William J. Dawson
                                      Title: Senior Vice President

                                 Attested to:


                                 By:  /s/ Dana C. Chiu
                                      -------------------------------------
                                      Name:  Dana C. Chiu
                                      Title: Counsel

                                    EXHIBIT A

                              Design Specifications

         Company shall convert its existing Claimsnet.com Internet EDI offering known as Services.now to become the front end and an integrated part of the Customer's Internet EDI system for HCFA 1500 claims, Electronic Remittance Advice ("ERA") and Statements with a unique look and feel approved by the Customer. These services shall be maintained on a server dedicated to the Customer. Company Modifications in Final Form include:

         A private public website developed to carry all Internet HCFA 1500, Statements and Electronic Remittance Advice ("ERA") transactions for Customer's physician office manager ("POM") product and all capabilities available in the Company's claims processing and statement processing system.

         Private and public websites will support Internet HCFA 1500 and Statement transactions for third party practice management systems customers with all capabilities available in the Company's claims processing and statement processing system.

         The public and private website may link from Customer's existing Web sites, and will have an independent URL as selected by Customer.

         Capabilities to house `links' to other Web sites as directed by Customer.

         "Real time" edits with errors returned to the "message center" and accurate claims passed on to Customer's processing system in Dubuque, Iowa.

         Payor specific claims edits will be created and maintained by Company and reside within the new system created for Customer.

         Initially, the following system interfaces are to be created for Customer by Company to allow easy and quick installation of those systems for claims: IDX, Medic, Physician Office Manager (McKessonHBOC), Physician Practice Manager (McKessonHBOC), Medical Manager and Millbrook.

         Training and demo capabilities as in the current Services.now.

         Registration of users as they are in the Services.now system with registration information available electronically to the Customer designated contact for update.

         "Look and Feel" shall include the public site developed for Customer (the "Public Site with the same basic inverted "L" tabs used by Company on its Services.now product, and will provide access to a limited demonstration area, Frequently Asked Questions, the registration process and general information. This Public Site for basic information and registration of the service shall retain the basic design used by the existing Company site, with changes to the graphical interface and certain additional content provided by Customer to maintain a consistent Customer-selected look and feel. The private site (the "Private Site") will be a site secured for actual transaction processing through digital certification provided through Company. The Private Site will be developed to keep the same basic inverted "L" tabs and will provide access to HCFA 1500 claims, statements and remittance processing, together with service for Customer's customers in the initial release. Company shall include a message center for payor reports, online tutorials and processing status, which shall indicate completion of editing. The Public Site will be developed to enable the addition of other services to be provided by Company and Customer in the future, such as payor report sorting.

         Hosting of the Public Site, Private Site and processing system at the current location of the Company production servers.

         Installation services for the Internet services to include mapping for claims and statements for each PMSV that has agreed to services as sold by Customer.

         Maintaining sample statement form or forms on the server for preview as directed by Customer

         Customer Modifications in Final Form include:

         Additional content, software and development resources required to add additional services or features in the public or private site.

         Output files from the POM and other third party practice management systems, as available, to minimize customer mapping requirements and facilitate installation and set-up provided by Company. This includes instructions on extraction of files from named third party practice management vendors for posting in customer care and the website, if available.

         Customer will provide the required statement format that Company will need to map all statements to prior to sending to Customer for printing.

         Timely account set-up and effort to automate set-up for claim and statement customers in the McKessonHBOC system.

                                    EXHIBIT B

                     Milestone Delivery And Payment Schedule

The following are high points in the development and delivery of new Customer Internet system:

Contract signing. FIRST INSTALLMENT DEVELOPMENT FEE DUE COMPANY - $250,000

Agreement of specifications, screen presentation, test plan, support plan, escalation procedures, and workflow. SECOND INSTALLMENT DEVELOPMENT FEE DUE COMPANY - $250,000

Programming of agreed specifications completed.

Internal testing between Company and Customer completed upon Customer signoff. FINAL INSTALLMENT DEVELOPMENT FEE DUE COMPANY - $535,000

Beta site testing complete upon Customer signoff.

System generally available upon Customer signoff. FIRST INSTALLMENT SOFTWARE AND SITE LICENSE FEE DUE COMPANY WITHIN 30 DAYS - $1,166,666.66 PLUS $52,500 SUBSCRIPTION FEE PAID MONTHLY

First anniversary of System generally available. SECOND INSTALLMENT SOFTWARE AND SITE LICENSE FEE DUE COMPANY WITHIN 30 DAYS - $1,166,666.66 PLUS $52,500 SUBSCRIPTION FEE PAID MONTHLY

Second anniversary of System generally available. THIRD INSTALLMENT SOFTWARE AND SITE LICENSE FEE DUE COMPANY WITHIN 30 DAYS - $1,166,666.67 PLUS $52,500 SUBSCRIPTION FEE PAID MONTHLY

                                    EXHIBIT C

                       Continuing Services To Be Provided

Company agrees to provide the following on an ongoing basis at no additional charge unless otherwise indicated:

Enhancements and new releases. Customer will be consulted on new release content.

Corrections to programming errors at no charge with a mutually agreed escalation and resolution plan.

Optional custom programming at $120/hour

80 hours of training time annually that can be used at the Customer's discretion for sales, customer service (POM), etc.

Installation with a backlog not to exceed 2 months.

Addition of new links to other Customer designated sites.

Sales support questions from Customer.

                                    EXHIBIT D

                        Support And Maintenance Agreement

The following are support and maintenance areas:

Company will provide first line support for PMSV who are not POM. Company will provide PMSV support for the first 30 days free of charge and then may bill Customer an incident fee of $60 thereafter.

Company will provide second line support for Customer's POM support group.

Support hours to be set at 8 am EST - 8pm EST M-F

Criteria of a live customer site to be determined by Customer with mutual agreement by the Company.

Release plans and upgrade procedures will be mutually agreed to for release for minimum impact to end-users and operations.

The Company will strive for 80% first call resolution and will mutually determine with the Customer escalation and resolution standards for Level 1 - Level 2 security levels.

                                    EXHIBIT E

                                 Marketing Plan

                                    EXHIBIT F

                          Source Code Escrow Agreement